Exhibit 99.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of May 15, 2017 (the “Agreement”) by and among IWEB, Inc., a Nevada corporation (“IWEB”), Enigma Technology International Corporation, a corporation incorporated under the laws of British Virgin Island (“Enigma”), and the holders of ordinary shares of Enigma, identified on Exhibit A hereto (each an “Enigma Stockholder” and collectively the “Enigma Stockholders”).

WHEREAS, the Enigma Stockholders own 50,000 ordinary shares of Enigma, constituting 100% of the issued and outstanding ordinary shares, par value $1.00 per share, of Enigma (the "Enigma Shares"); and

WHEREAS, subject to the terms and conditions of this Agreement, the Enigma Stockholders believe it is in their best interests to exchange all of the Enigma Shares for an aggregate of 63,000,000 shares of common stock (“Common Stock”), par value $.0001 per share of IWEB (the “IWEB Shares”)delivered on the Closing Date .

WHEREAS, IWEB believes it is in its best interests to acquire the Enigma Shares in exchange for IWEB Shares;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES

Section 1.1 Agreement to Exchange IWEB Shares for Enigma Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Enigma Stockholders shall sell, assign, transfer, convey and deliver to IWEB the Enigma Shares set forth opposite their name on Exhibit A hereto (representing 100% of the issued and outstanding ordinary shares of Enigma), and IWEB shall accept such securities from the Enigma Stockholders in exchange for the issuance to the Enigma Stockholders of the IWEB Shares(such transaction, the “Share Exchange Transaction”).

Section 1.2 Capitalization. On the Closing Date, immediately before the Share Exchange Transaction, IWEB shall have authorized 75,000,000 shares of Common Stock, of which 12,000,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid.

Section 1.3 Closing. The closing of the Share Exchange Transaction (the "Closing") shall take place at 10:00 a.m. E.D.T. on the business day after which each of the parties hereto has executed this Agreement, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"). The Enigma Stockholders shall deliver to IWEB the following items: (a), within five (5) business days after the Closing, the original stock certificates representing the Enigma Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, and (b) within ten (10) business days after the Closing, a certificate of incumbency duly recording the registered members of Enigma to reflect the ownership of IWEB as a result of the Share Exchange Transaction. In full consideration for the Enigma Shares, IWEB (i) shall issue the IWEB Shares to the Enigma Stockholders within ten (10) business days of the Closing Date in proportion to the number of Enigma Shares exchanged by each Enigma Stockholder, as detailed on Exhibit A hereto

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF IWEB

IWEB hereby represents, warrants and agrees as follows:

Section 2.1 Corporate Organization

a.     IWEB is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by IWEB or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of IWEB (a "IWEB Material Adverse Effect");

b.    Copies of the Articles of Incorporation and By-laws of IWEB, with all amendments thereto to the date hereof, have been furnished to Enigma and the Enigma Stockholders, and such copies are accurate and complete as of the date hereof. The minute books of IWEB are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of IWEB from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of IWEB.

Section 2.2 Capitalization of IWEB.

a.     The authorized capital stock of IWEB immediate prior to the Closing Date consists of 75,000,000 shares of Common Stock, par value $.0001 per share, of which 12,000,000 shares are issued and outstanding, all of which are duly authorized, validly issued and fully paid and 39,495,000 shares are kept in treasury shares which may be reissued by IWEB. All of the IWEB Shares to be issued on the Closing Date pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof. As of the Closing Date, there are, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of IWEB.

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Section 2.3 Authorization and Validity of Agreements. IWEB has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IWEB and the consummation by IWEB of the transactions contemplated hereby have been duly authorized by all necessary corporate action of IWEB, and no other corporate proceedings on the part of IWEB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.4 No Conflict or Violation. The execution, delivery and performance of this Agreement by IWEB does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which IWEB is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of IWEB, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which IWEB is bound.

Section 2.5 Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by IWEB or the performance by IWEB of its obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ENIGMA AND THE ENIGMA STOCKHOLDERS

Enigma and each Enigma Stockholder, jointly and severally, represent, warrant and agree as follows:

Section 3.1 Corporate Organization.

a.     Enigma is duly organized, validly existing and in good standing under the laws of British Virgin Islands and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by Enigma or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Enigma (a "Enigma Material Adverse Effect").

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b.     Copies of the Certificate of Incorporation and Memorandum and Articles of Association of Enigma, with all amendments thereto to the date hereof, have been furnished to IWEB, and such copies are accurate and complete as of the date hereof. The minute books of Enigma are current as required by law, contain the minutes of all meetings of the Board of Directors and Stockholder of Enigma, and committees of the Board of Directors of Enigma from the date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors, shareholders and committees of the Board of Directors of Enigma.

Section 3.2 Capitalization of Enigma; Title to the Enigma Shares. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, Enigma shall have authorized 50,000 shares of ordinary shares, par value $1.00 per share, of which 50,000 shares are issued and outstanding. Except as set forth on Schedule 3.2 attached hereto, there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any unissued or treasury shares of capital stock of Enigma. As of the date of this Agreement, the Enigma Stockholders hold the Enigma Shares as set forth on Exhibit A, free of any lien or encumbrance.

Section 3.3 Subsidiaries and Equity Investments; Assets. Except for Digiwork (Thailand) Co., Ltd., Enigma’s variable interest entity, as of the date hereof and on the Closing Date, Enigma does not and will not directly or indirectly, own any shares of capital stock or any other equity interest in any entity or any right to acquire any shares or other equity interest in any entity and Enigma does not and will not have any assets or liabilities.

Section 3.4 Authorization and Validity of Agreements. Enigma has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Enigma and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Enigma are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No Enigma stockholder approvals are required to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Enigma Stockholder which is not a natural person (“Entity Shareholder”) and the consummation of the transactions contemplated hereby by each Entity Shareholder have been duly authorized by all necessary action by the Entity Shareholder and no other proceedings on the part of Enigma or any Enigma Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by Enigma or any Enigma Stockholder does not and will not violate or conflict with any provision of the constituent documents of Enigma, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Enigma or any Enigma Stockholder is a party or by which it is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Enigma or any Enigma Stockholder, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Enigma or any Enigma Stockholder is bound.

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Section 3.6 Investment Representations.

a.     The IWEB Shares will be acquired hereunder by each Enigma Stockholder solely for the account of such Enigma Stockholder, for investment, and not with a view to the resale or distribution thereof, without prejudice, however, to each Enigma Stockholder’ right at all times to sell or otherwise dispose of all or any part of such shares in compliance with Regulation S promulgated under the Securities Act of 1933, as amended and other applicable federal and state securities laws. Each Enigma Stockholder understands and is able to bear any economic risks associated with such Enigma Stockholder’s investment in the IWEB Shares. Each Enigma Stockholder has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the IWEB Shares to be acquired under this Agreement. Each Enigma Stockholder further has had an opportunity to ask questions and receive answers from IWEB’s management regarding IWEB and to obtain additional information (to the extent IWEB’s management possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Enigma Stockholder or to which the Enigma Stockholder had access.

b.     Enigma Stockholder Status

(i)       Each Enigma Stockholder hereby agrees and acknowledges that it was not, a “U.S. Person” (as defined below) at the time the Enigma Stockholder was offered the IWEB Shares and as of the date hereof. For the purpose of this Agreement, a “U.S. Person” means:

(A)  Any natural person resident in the United States;

(B)  Any partnership or corporation organized or incorporated under the laws of the United States;

(C)  Any estate of which any executor or administrator is a U.S. person;

(D)  Any trust of which any trustee is a U.S. person;

(E)  Any agency or branch of a foreign entity located in the United States;

(F) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

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(G) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident of the United States; or

(H) Any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investor(s) (as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act) who are not natural persons, estates or trusts.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(ii)       Each Enigma Stockholder understands that no action has been or will be taken in any jurisdiction by IWEB that would permit a public offering of the Shares in any country or jurisdiction where action for that purpose is required.

(iii)       Each Enigma Stockholder (i) as of the date of this Agreement is not located within the United States, and (ii) is not purchasing the IWEB Shares for the account or benefit of any U.S. Person, except in accordance with one or more available exemptions from the registration requirements of the 1933 Act or in a transaction not subject thereto.

(iv)       Each Enigma Stockholder agrees not resell the IWEB Shares except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes thereto), pursuant to a registration statement under the 1933 Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the 1933 Act.

(v)       Each Enigma Stockholder agrees: (i) to not engage in hedging transactions with regard to shares of IWEB prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 of Regulation S, as applicable, unless in compliance with the 1933 Act; and (ii) as applicable, to include statements in any documentation with regard to IWEB Shares to the effect that the securities have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available.

(vi)       No form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the 1933 Act), general solicitation or general advertising in violation of the 1933 Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by any Enigma Stockholder or any of their representatives in connection with the offer and sale of the IWEB Shares.

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c.    To the best knowledge of each Enigma Stockholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the IWEB Shares are being acquired by each Enigma Stockholder for investment purposes.

d.    The Enigma Stockholder hereby agrees that the IWEB Shares, upon issuance, shall bear the following or similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.  "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

Section 3.7 Brokers’ Fees. No Enigma Stockholder has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Consents and Approvals. Without limitation of the foregoing, the parties shall:

a.    use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

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b.    diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.2 Stock Issuance. From and after the date of this Agreement until the Closing Date, neither IWEB nor Enigma shall issue any additional shares of its capital stock.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF ENIGMA AND THE ENIGMA STOCKHOLDERS

The obligations of Enigma and each Enigma Stockholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both Enigma and each Enigma Stockholder in their sole discretion:

Section 5.1 Representations and Warranties of IWEB. All representations and warranties made by IWEB in this Agreement shall be true and correct on and as of the Closing Date as if again made by IWEB as of such date.

Section 5.2 Agreements and Covenants. IWEB shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of IWEB shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. Enigma shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of IWEB or in furtherance of the transactions contemplated by this Agreement as Enigma or its counsel may reasonably request.

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ARTICLE VI

CONDITIONS TO OBLIGATIONS OF IWEB

The obligations of IWEB to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by IWEB in its sole discretion:

Section 6.1 Representations and Warranties of Enigma. All representations and warranties made by Enigma in this Agreement shall be true and correct on and as of the Closing Date as if again made by Enigma on and as of such date.

Section 6.2 Agreements and Covenants. Enigma shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Enigma, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5. Other Closing Documents. IWEB shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Enigma or in furtherance of the transactions contemplated by this Agreement as IWEB or its counsel may reasonably request.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before May 15, 2017 by notice of one party to the others.

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ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 8.2 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 8.3 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Enigma or the Enigma Stockholders, to:

Enigma Technology International Corporation

Address: No. 8/5 Soi Patanakarn 30,

Patanakarn Road, Suan Luang Sub-District, Suan Luang District,

Bangkok, Thailand

Attention: Ratanaphon Wongnapachant

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If to IWEB, to:

IWEB, Inc.

Unit 1&2, 3/F, Kingsford Industrial Center

13 Wai Hoi Road, Kowloon Bay

Kowloon, Hong Kong

Attention: Wai Hok Fung

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

Section 8.6 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.7 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.8 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.10 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.5.

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Section 8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 8.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IWEB, INC.

By:	/s/ Wai Hok Fung
Name: Wai Hok Fung
Title: Chief Executive Officer

Enigma Technology International Corporation

/s/ Ratanaphon Wongnapachant
By: Ratanaphon Wongnapachant
Director

ENIGMA STOCKHOLDERS

/s/ Ratanaphon Wongnapachant
Ratanaphon Wongnapachant

/s/ Chanikarn Lertchawalitanon
Chanikarn Lertchawalitanon

S-Mark Co. Ltd.

By:	/s/ Lee Dong Yi
Name: Lee Dong Yi
Title: CEO

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EXHIBIT A

ENIGMA STOCKHOLDERS

Name	Enigma Shares	IWEB Shares	Post-Closing IWEB Shares Percentage
Ratanaphon Wongnapachant	28,750	35,910,000	47.88%
Chanikarn Lertchawalitanon	1,250	1,890,000	2.52%
S-Mark Co. Ltd.	20,000	25,200,000	33.6%

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